Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FOURTH QUARTER 2007 RESULTS

Boston, Massachusetts, March 10, 2008.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2007 results.  Net income for the quarter ended December 31, 2007 was $16.9 million, or $1.05 per diluted share, compared to $22.9 million, or $1.42 per diluted share, for the comparable 2006 period.  Net income for the year ended December 31, 2007 was $87.4 million, or $5.43 per diluted share, compared to $111.9 million, or $6.99 per diluted share, for the comparable 2006 period.  Safety’s book value per share increased to $35.20 at December 31, 2007 compared to $30.84 at December 31, 2006.  Safety paid $0.40 per share in dividends to investors during the quarter ended December 31, 2007 compared to $0.25 per share during the comparable 2006 period.  Safety paid $1.30 per share in dividends to investors during the year ended December 31, 2007 compared to $0.86 per share during the comparable 2006 period.

Direct written premiums for the quarter ended December 31, 2007 decreased by $5.1 million, or 3.8%, to $127.6 million from $132.7 million for the comparable 2006 period.  Direct written premiums for the year ended December 31, 2007 decreased by $9.6 million, or 1.5%, to $619.9 million from $629.5 million for the comparable 2006 period. The 2007 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases in average written premium per exposure of 5.5% and 4.0%, respectively.  Partially offsetting these decreases was an increase in average written premium per exposure in our homeowners line of 6.6%.

Net written premiums for the quarter ended December 31, 2007 decreased by $8.2 million, or 6.3%, to $121.3 million from $129.5 million for the comparable 2006 period.  Net written premiums for the year ended December 31, 2007 decreased by $20.3 million, or 3.3%, to $600.6 million from $620.9 million for the comparable 2006 period. These decreases were due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Net earned premiums for the quarter ended December 31, 2007 decreased by $5.0 million, or 3.3%, to $149.1 million from $154.1 million for the comparable 2006 period.  Net earned premiums for the year ended December 31, 2007 decreased by $15.8 million, or 2.5%, to $609.2 million from $625.0 million for the comparable 2006 period.  These decreases were primarily as a result of decreases in premiums assumed from CAR.  The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended December 31, 2007 was $11.5 million compared to $10.7 million for the comparable 2006 period.  Net investment income for the year ended December 31, 2007 was $44.3 million compared to $40.3 million for the comparable 2006 period. Average cash and investment securities (at cost) increased by $84.4 million, or 9.2%, to $1,002.3 million for the year ended December 31, 2007 from $917.9 million for the comparable 2006 period.  Net effective annualized yield on the investment portfolio was 4.4% during the year ended December 31, 2007, the same as during 2006.  Our duration decreased to 4.2 years at December 31, 2007 from 4.6 years at December 31, 2006.

As of December 31, 2007, our portfolio of fixed maturity investments was comprised entirely of investment grade securities.  We hold no subprime mortgage debt securities.  All of our mortgage-backed securities were either U.S. Government or Agency guaranteed or are rated Aaa/AAA as of December 31, 2007.  We continue to expect the recent subprime mortgage market deterioration to have little or no effect on our portfolio.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended December 31, 2007 were 64.7%, 29.7% and 94.4% compared to 61.4%, 26.4% and 87.8% for the comparable 2006 period.  The loss ratio for the quarter ended December 31, 2007 increased primarily as a result of an increase in claim frequency due to poor weather late in the quarter and a decrease in personal automobile average earned premiums, partially offset by more favorable development of prior years loss reserves than in the comparable 2006 period.  Loss, expense and combined ratios calculated under GAAP for the year ended December 31, 2007 were 61.5%, 28.0% and 89.5% compared to 56.6%, 26.0% and 82.6% for the comparable 2006 period. The loss ratio for the year ended December 31, 2007 increased primarily as a result of a decrease in personal automobile average earned premiums, less favorable development of prior years loss reserves, and slightly higher claim frequency than the comparable 2006 period.  Total prior year favorable development included in the pre-tax results for the quarter and year ended December 31, 2007 was $11.5 million and $30.8 million, respectively, compared to prior year favorable development of $7.3 million and $42.7 million, respectively, for the comparable 2006 periods.

On February 15, 2008, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on March 14, 2008 to shareholders of record at the close of business on March 3, 2008.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2006 Form 10-K with the SEC on March 1, 2007 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income;

•                  Descriptions of assumptions underlying or relating to any of the foregoing; and

•                  Future performance of credit markets.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2007	2006
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $995,360 and $936,534)	$1,002,028	$936,280
Equity securities, at fair value (cost: $6,794 and $4,038)	6,977	4,325
Total investment securities	1,009,005	940,605
Cash and cash equivalents	46,311	26,283
Accounts receivable, net of allowance for doubtful accounts	156,343	158,190
Accrued investment income	10,972	9,776
Taxes recoverable	—	1,781
Receivable from reinsurers related to paid loss and loss adjustment expenses	13,047	13,282
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	84,290	78,464
Ceded unearned premiums	28,818	33,042
Deferred policy acquisition costs	48,652	47,404
Deferred income taxes	13,388	16,868
Equity and deposits in pools	26,235	26,166
Other assets	9,931	3,887
Total assets	$1,446,992	$1,355,748

Liabilities
Loss and loss adjustment expense reserves	$477,720	$449,444
Unearned premium reserves	320,545	333,404
Accounts payable and accrued liabilities	50,023	48,666
Taxes payable	120	—
Outstanding claims drafts	17,922	16,279
Payable to reinsurers	10,662	11,568
Capital lease obligations	—	39
Total liabilities	876,992	859,400

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,242,213 and 16,096,004 shares issued	162	161
Additional paid-in capital	134,224	129,785
Accumulated other comprehensive income, net of taxes	4,453	21
Retained earnings	432,746	366,381
Treasury stock, at cost; 48,124 shares	(1,585)	—
Total shareholders’ equity	570,000	496,348
Total liabilities and shareholders’ equity	$1,446,992	$1,355,748

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share and share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net earned premiums	$149,076	$154,146	$609,208	$624,933
Net investment income	11,452	10,737	44,255	40,293
Net realized (losses) gains on investments	(19)	619	(6)	358
Finance and other service income	4,441	3,812	16,623	15,128
Total revenue	164,950	169,314	670,080	680,712

Losses and loss adjustment expenses	96,446	94,722	374,493	353,906
Underwriting, operating and related expenses	44,350	40,645	170,657	162,220
Interest expenses	20	21	83	86
Total expenses	140,816	135,388	545,233	516,212

Income before income taxes	24,134	33,926	124,847	164,500
Income tax expense	7,208	11,030	37,434	52,559
Net income	$16,926	$22,896	$87,413	$111,941

Earnings per weighted average common share:
Basic	$1.06	$1.44	$5.46	$7.07
Diluted	$1.05	$1.42	$5.43	$6.99

Cash dividends paid per common share	$0.40	$0.25	$1.30	$0.86

Weighted average number of common shares outstanding:

Basic	16,012,526	15,925,243	16,022,074	15,838,335
Diluted	16,096,586	16,085,861	16,095,512	16,005,913

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Written Premiums
Direct	$127,610	$132,658	$619,848	$629,511
Assumed	9,336	14,881	53,256	68,934
Ceded	(15,628)	(18,030)	(72,532)	(77,537)
Net written premiums	$121,318	$129,509	$600,572	$620,908

Earned Premiums
Direct	$154,769	$157,953	$628,124	$636,953
Assumed	12,319	16,016	57,839	69,650
Ceded	(18,012)	(19,823)	(76,755)	(81,670)
Net earned premiums	$149,076	$154,146	$609,208	$624,933